Exhibit N.6

Security-Based Swap Data Repository

User (Counterparty, Platform, or Clearing Agency) Onboarding Process

April 12, 2017

This material may not be reproduced or redistributed in whole or in part without the express, prior written consent of IntercontinentalExchange, Inc.

Copyright Intercontinental Exchange, Inc. 2016.  All Rights Reserved.

Table of Contents

LEGAL AGREEMENTS 3
USER'S COMPANY ADMINISTRATOR 3
ICE TRADE VAULT USER AGREEMENT 3
ICE TRADE VAULT ULTIMATE PARENT & AFFILIATE INFORMATION NOTIFICATION 4
COMPANY INFORMATION FORM 4
NEW  USER SET-UP 5
NEW USER COMMUNICATION 5
NEW USER ACCESS 5
NEW USER SUPPORT & TRAINING 5

LEGAL AGREEMENTS
New Users, which may include broker-dealers, who are interested in enrolling in ICE Trade Vault may review the User Agreement via the links on the ICE Trade Vault website at www.icetradevault.com and should send an email indicating interest to tradevaultsupport@theice.com.  A member of the ICE Trade Vault team will electronically forward a copy of the ICE Trade Vault User Agreement via Docusign and will email a copy of the Company Information, and Ultimate Parent forms required to complete set-up.  To enroll in ICE Trade Vault for Security-Based Swap Data Reporting a new User will sign where indicated within the ICE Trade Vault User Agreement and identify a company administrator (defined below) and company contact.  Note: The ICE Trade Vault User Agreement is based on the ICE Participant Agreement for trading platform access and is a standard, non-negotiable document.  This agreement will electronically be sent to the new User via Docusign by an ICE Trade Vault team member.
User's Company Administrator
Company Administrator:  A User's designated system user that will have read/write access to ICE Trade Vault SEC.  This person will monitor and maintain company information and other user access according to his or her company security access polices, including new user set-up and password re-sets.  This ensures the company, remains responsible for any and all access to its trade data. The User has the option to select a second Administrator for backup coverage.
ICE Trade Vault User Agreement
For the User representation check boxes please check the applicable box.
User represents that it is (select one option):
- A counterparty (either a U.S. person, a registered security-based swap dealer or a registered major security-based swap participant) of a security-based swap that is reported to ICE Trade Vault to satisfy an obligation under Exchange Act Rule 901(a).
- A platform (either a national securities exchange or a security-based swap execution facility that is registered or exempt from registration) that reports a security-based swap to ICE Trade Vault to satisfy an obligation under Exchange Act Rule 901(a).
- A registered clearing agency (pursuant to Exchange Act Section 17A and any rules or regulations thereunder) that is required to report to ICE Trade Vault whether or not it has accepted a security-based swap for clearing pursuant to Exchange Act Rule 901(e)(1)(ii).

 [Insert User's Full Legal Company Name Below]

ICE Trade Vault, LLC
5660 New Northside Drive NW, 3rd Floor  Address:
Atlanta, Georgia 30328, USA

Signature: To be completed by ICE   Signature:
Name: To be completed by ICE   Name:
Title:    To be completed by ICE   Title:

User Administrator for ICE Trade Vault:
(Required to gain access to the ICE Trade Vault Service)
       Name:
       Title:
       Address:

       Telephone:
       Fax:
       Email:

ICE Trade Vault Ultimate Parent & Affiliate Information Notification
The new User must also complete the ICE Trade Vault Ultimate Parent & Affiliate Information Notifcation form.  On this form the User will indicate their ultimate parent(s) or any affiliate(s) that are also Users of the registered SDR.
Company Information Form
Lastly, the new User will fill out the Company Information Form.  This form will be used to create the company, contacts, and Administraor user in all system enviroments, including Production and User Acceptance Testing ("UAT") environments. All information must be completed.  Production access will not be granted until completion of the forms. If requested by the User, in such cases UAT environment access will be granted and Production access will be granted at a later date upon Users written request. Once the forms have been completed the new User will email a copy of the forms to the designated ICE Trade Vault support box: tradevaultsupport@theice.com.

New  User Set-up
An ICE Trade Vault team member will finalize the new user set-up in all UAT and production enviroments and create the Company Admistrator(s) user ID(s) and contact(s).
The Company Administrator is the user identified on the ICE Trade Vault User Agreement signed by the company.  As per the terms of the agreement the Company Administrator manages all user set up and user access levels. Company Administrators are required to regularly review and verify all users are set up or deactivated as needed with the correct level or permissions. If a company requests to assign a new Company Administrator the request must be in writing.
New User Communication
Once set-up in all environments has been completed, the new user will receive an email from the ICE Trade Vault support team with log in instructions and detailed guidelines to follow:
- Create addional user IDs for team.
- Create Accounting, Legal and Operations contacts.
- Quarterly reviews of user access
- Invoice and payment instructions
NEW User Access
Once a user is set up and based on user access, he or she will be able to:
- Submit and/or edit trades to which they are the reporting side
- Dispute and update UIC information for trades to which they are the non reporting side
- View all Security-based swap data to which they are a direct or indirect counterparty
New User Support & Training
Once the User administrator receives his or her login credentials and welcome email, he or she will be able to access the system and will have the following guides and assistance available as needed:
- SBSDR User Guide - this document describes how a user interfaces with the ICE Trade Vault SEC website.
- Support via email and telephone
- Training demos via web-ex or in office, where available
The following documents are available publically on www.icetradevault.com
- SBSDR Guidebook - this document covers how ICE Trade Vault has implemented its SBSDR system according the the SEC Rules, including the rules applicable for all Users of the system.
- SBSDR Public Dissimination Guide - this document describes how someone can interact with and intepret the Public Dissimination ticker.
- ICETV Fields and Validations - this document provides detailed instructions on how to submit data to ICE Trade Vault SEC including FpML tags, validations, and submission requriements.